Exhibit 5.1

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED

PROSPECTUS

SHILOH INDUSTRIES, INC.
AMENDED AND RESTATED 1993 KEY EMPLOYEE STOCK INCENTIVE PLAN,
AS AMENDED

This Prospectus relates to awards granted under the Amended and Restated 1993 Key Employee Stock Incentive Plan, as amended (the “Plan”). The shares to be issued under the Plan are shares of common stock, par value $0.01 per share (“Common Stock”), of Shiloh Industries, Inc. (the “Company”). The total number of shares of Common Stock covered by this Prospectus is 2,700,000. This Prospectus is for use in 2011 and subsequent years.

The Common Stock covered by this Prospectus has been listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “SHLO.”

These securities have not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) nor has the SEC passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

Shares of Common Stock acquired under the Plan by officers of the Company who may be deemed “affiliates” of the Company under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations issued thereunder, may not be resold except in compliance with the Securities Act and those rules and regulations. Any officer intending to sell shares of Common Stock should consult with legal counsel prior to doing so.

SHILOH INDUSTRIES, INC.

880 Steel Drive

Valley City, Ohio 44280

(330) 558-2600

The date of this Prospectus is December 7, 2011.

______________________

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, that information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any of the shares or interests offered hereby in any state to any person to whom it is unlawful to make that offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

All references to the Company in this Prospectus mean Shiloh Industries, Inc., a Delaware corporation, or any successor thereto.

AVAILABLE INFORMATION

If you make a written or oral request, the Company will provide you at no cost with a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with this Prospectus, including any exhibits that are specifically incorporated by reference, or provide you with additional information about the Plan and its administrators. Requests for information should be sent to Shiloh Industries, Inc., 880 Steel Drive, Valley City, Ohio 44280, Attn: Thomas M. Dugan, telephone number (330) 558-2600.

The Company files annual, quarterly and special reports, proxy and other information statements and other information with the SEC. You may read and copy any reports, proxy or other information statements or other information that the Company files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).

The Company has filed a registration statement on Form S-8 with the SEC with respect to the shares of Common Stock issued under the Plan. This Prospectus is part of the registration statement. This Prospectus does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information regarding the Company and the shares of Common Stock offered hereby, reference is made to the registration statement, which may be obtained from the SEC or the Company as described above.

The description of the Plan in this Prospectus is a summary of certain provisions of the Plan. It is not complete and is qualified in its entirety by reference to the full text of the Plan. Copies of the Plan may be obtained upon request to the Company.

THE COMPANY
The Company is a full service manufacturer of first operation blanks, engineered welded blanks, complex stampings and modular assemblies for the automotive, heavy truck and other industrial markets. In addition, the Company is a designer and engineer of precision tools and dies and welding and assembly equipment for use in its blanking, welded blank and stamping operations and for sale to original equipment manufacturers, Tier I automotive suppliers and other industrial customers. The Company's Common Stock is currently traded on Nasdaq under the symbol “SHLO.” The Company's principal executive offices are located at 880 Steel Drive, Valley City, Ohio 44280 and its telephone number is (330) 558-2600.

DESCRIPTION OF THE PLAN

General

The Plan was approved by the Company's stockholders in June 1993, amended by the Company's Board of Directors (the “Board”) in December 1997 and approved by the Company's stockholders in April 1998, amended by the Board in December 2000 and approved by the Company stockholders in March 2001, amended by the Board in December 2002 and approved by the Company's stockholders in March 2003 and amended by the Board in

December 2009 and approved by the Company's stockholders in March 2010. The Plan provides for incentive and non-qualified stock options and restricted shares. Throughout this Prospectus, we refer to an individual stock-based award as a “Grant.”

The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended. Delaware law generally controls the interpretation and enforcement of the Plan and any Grants made thereunder.

None of the Plan, this Prospectus or any Grant should be interpreted as giving you a right to remain an employee of the Company or any of its subsidiaries or to receive remuneration or benefits not set forth in the Plan or that Grant. The Company and its subsidiaries reserve the right to terminate your employment at any time, with or without reason, and none of the Plan, this Prospectus or any Grant affects that right.

Nothing contained in the Plan or in this Prospectus should be construed as entitling you to any rights of a stockholder as a result of a Grant, until the time shares of Common Stock are actually issued to you pursuant to the exercise of that Grant.

Shares Subject to the Plan

A total of 2,700,000 shares of Common Stock have been reserved and made available under the Plan, subject to adjustment for stock dividends, stock splits and certain other changes in the Company's capitalization (as discussed below). The maximum number of shares of Common Stock subject to stock option Grants that may be made to any one individual under the Plan is 500,000 in any five-year period, subject to certain adjustments set forth in the Plan. The shares of Common Stock covered by the Plan may be shares of original issue or shares held in treasury or a combination thereof.

In the event of a stock split, stock dividend, reorganization, merger, consolidation or certain other events specified in the Plan, the Board may adjust the number of shares of Common Stock subject to each Grant as the Board determines to be equitably required in order to prevent dilution or expansion of the rights of participants. In the event of any such transaction or event, the Board may provide in substitution for any or all outstanding Grants under the Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Grants so replaced. Moreover, the Board may on or after the date of the Grant provide in the agreement evidencing any Grant under the Plan that the participant may elect to receive an equivalent Grant in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect, or the Board may provide that the holder will automatically be entitled to receive that equivalent Grant.

Purpose of the Plan

The purpose of the Plan is to attract and retain officers and other key employees of the Company and to provide those persons with incentives and rewards for superior performance. As of October 31, 2010, there were approximately [250] employees eligible to participate in the Plan.

Administration of the Plan

The Plan is administered by the Compensation Committee of the Board (the “Committee”). Any interpretation or construction of the Plan or any documents evidencing a Grant by the Committee, and all determinations of the Committee, will be final and conclusive on the Company, its stockholders, subsidiaries, and all participants in the Plan, their respective legal representatives, successors and assigns, and upon all persons claiming under it through any of them. No member of the Committee will incur any liability for any action taken or any determination made in good faith in connection with the Plan.

Eligibility for Grants

The Committee selects directors, officers, key employees and consultants of the Company or any subsidiary to participate in the Plan and also may select persons that have agreed to commence serving in any such capacity within ninety (90) days of the date of the Grant (each, a “participant”).

Stock Options

Grants

The Committee may grant to participants either incentive stock options or non-qualified stock options. Incentive stock options are stock options that qualify for preferential tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Non-qualified stock options do not qualify under Section 422 of the Code. The Committee may grant incentive stock options, non-qualified stock options or both.

Terms and Conditions of Stock Options

In addition to the terms and conditions discussed below, Grants of stock options under the Plan are subject to the terms and conditions specified in the written agreement reflecting the Grant.

Price. The option price per share of Common Stock which may be purchased under a stock option granted pursuant to the Plan will be determined by the Committee at the time of the Grant. The exercise price per share of Common Stock for nonqualified stock options granted under the Plan may be less than, equal to or greater than the fair market value of a share of Common Stock on the date of grant, but the exercise price per share of Common Stock for incentive stock options must be at least equal to the fair market value of a share of Common Stock on the date of grant.

    A Grant may permit payment of the purchase price in cash or by check or, at the discretion of the Committee, the actual or constructive transfer to the Company of nonforfeitable, unrestricted shares of Common Stock owned by the participant for at least six (6) months with a value at the time of exercise that is equal to the exercise price. The Plan also permits the Committee to accept restricted stock previously awarded under the Plan in payment of the purchase price of any nonqualified option. Unless otherwise determined by the Committee on or after the date of the Grant, whenever any exercise price is paid in whole or in part by means of any of the forms of consideration specified by the Committee, the shares of Common Stock received by the participant upon the exercise of non-qualified stock options will be subject to the same risks of forfeiture or restrictions on transfer as those surrendered by the participant; provided, that those risks of forfeiture and restrictions on transfer will apply only to the same number of shares of Common Stock received by the participant as applied to the forfeitable or restricted shares of Common Stock surrendered by the participant. In addition, the Plan permits the Committee to authorize deferred payment of the purchase price from the proceeds of sale through a broker on the date of exercise of some or all of the Common Stock to which the exercise relates.

Vesting and Term. The Plan authorizes the Committee to establish vesting provisions with respect to each grant of stock options regarding the period(s) of continuous employment with the Company or any of its subsidiaries that is necessary before a stock option (or installments thereof) will become exercisable and may provide for the earlier exercise of the stock options in the event of a change in control of the Company or other similar transaction or event. The Committee will determine when each stock option granted pursuant to the Plan is to expire; provided, that the Committee cannot award a stock option that is exercisable more than ten years from the date that option is granted.

Dividend Equivalents. On or after the date of the Grant of any nonqualified stock options, the Committee may provide for the payment to the participant of dividend equivalents thereon in cash or shares of Common Stock on a current, deferred or contingent basis, or the Committee may provide that any dividend equivalents will be credited against the option price.

Limitation on Grants of Incentive Stock Options

The aggregate fair market value (determined as of the date of grant of an incentive stock option) of all shares of Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year may not exceed $100,000. If a participant is eligible to participate in any other stock option plans of the Company or any of its subsidiaries that are also intended to comply with the provisions of Section 422 of the Code, the annual $100,000 limitation applies to the aggregate number of shares of Common Stock with respect to which incentive stock options may be granted under all such plans. An incentive stock option may be granted in excess of the $100,000 limitation, but that portion of the option that is exercisable for shares of Common Stock in excess of the limitation will be treated as a nonqualified stock option.

Cancellation of Stock Options

The Plan provides that the Committee may cancel any stock option granted thereunder with the consent of the affected participant. In the event of any cancellation, the Committee may grant a new stock option, which may or may not cover the same number of shares of Common Stock as was covered by the canceled stock option, in such manner, at such exercise price and subject to such terms and conditions as would have been applicable under the Plan had the canceled stock option not been granted.

Restricted Stock

Grants

The Committee may grant to participants shares of restricted stock that are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the date of the Grant. During the period for which that substantial risk of forfeiture exists, the transferability of the restricted stock is prohibited or restricted in the manner and to the extent determined by the Committee. In addition, the Committee may provide in any restricted stock Grant for the earlier termination of the substantial risk of forfeiture period in the event of a change in control of the Company or other similar transaction or event.

    Terms and Conditions of Restricted Stock

In addition to the terms and conditions contained in the following discussion, Grants of restricted stock are subject to additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee deems desirable. Each restricted stock Grant will be evidenced by an agreement, which will contain such terms and provisions as the Committee may determine consistent with the Plan.

Unless otherwise directed by the Committee, each participant granted restricted stock will be issued a stock certificate in the participant's name. However, this certificate will be held by the Company until the applicable restrictions have lapsed. With respect to any restricted stock certificates held by the Company, the participant granted that restricted stock must deliver to the Company a stock power, endorsed in blank, relating to the restricted stock.

Each participant receiving a restricted stock Grant is immediately entitled to voting, dividend and ownership rights of that stock. However, the Committee may require that any or all dividends or other distributions paid on the restricted stock during the period of such restrictions be automatically sequestered and reinvested on an immediate or deferred basis in additional shares of Common Stock, which may be subject to the same restrictions as the underlying Grant or such other restrictions as the Committee may determine.

Each restricted stock Grant may be made without additional consideration from the participant or in consideration of a payment by the participant that is less than the market value per share of Common Stock on the date of the Grant.

The Committee may specify performance objectives in a restricted stock Grant that, if achieved, will result in termination or early termination of the restrictions applicable to those shares. Each such Grant will specify in respect of those specified performance objectives, a minimum acceptable level of achievement and will set forth a formula for determining the number of shares of restricted stock on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified performance objectives.

Termination of Employment

Notwithstanding any other provision of the Plan to the contrary, if your employment with the Company is terminated (i) by reason of death, disability, normal retirement or early retirement with the consent of the Company, (ii) to enter public service with the consent of the Company, (iii) because of an approved leave of absence, or (iv) in the event of hardship or other special circumstances, the Committee may take any action with respect to options that are not immediately and fully exercisable, restricted stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed or any shares of Common Stock that are subject to any transfer restriction under the Plan that it deems to be equitable under the circumstances or in the best interests of the Company, including without limitation waiving or modifying any limitation or requirement with respect to any award under the Plan.

Transferability

Stock options granted under the Plan may not be transferred except by will or the laws of descent and distribution and may not be exercised during a participant's lifetime except by the participant or his guardian or legal representative acting in a fiduciary capacity on behalf of the participant under state law and court supervision. The transferability of the restricted stock is prohibited or restricted in the manner and to the extent determined by the Committee during the period in which a substantial risk of forfeiture exists.

Termination

The Plan authorizes the Committee, in respect of each Grant of stock options or restricted stock, to establish provisions consistent with the Plan regarding the termination of the stock option or restricted stock Grant.

AMENDMENT AND TERMINATION OF THE PLAN

The Plan is of indefinite duration and will continue in effect until all shares of Common Stock covered thereby have been issued, unless terminated earlier by the Company, and may be amended from time to time by the Board. The Plan may be amended from time to time by the Board; provided, however, that any amendment that must be approved by the stockholders of the Company in order to comply with applicable law or the rules of Nasdaq or, if the shares of Common Stock are not traded on Nasdaq, the principal national securities exchange upon which the shares of Common Stock are traded or quoted, will not be effective unless and until that approval has been obtained.

TAX WITHHOLDING

To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the Plan, and the amounts available to the Company for the withholding are insufficient, it will be a condition to the receipt of that payment or the realization of that benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of any taxes required to be withheld. At the discretion of the Board, any such arrangements may include relinquishment of a portion of any payment or benefit but only to the extent of the minimum withholding required by law.

TAX CONSIDERATIONS

The Company believes that the following is an accurate summary of the material federal income tax consequences of Plan participation. However, no ruling has been obtained from the Internal Revenue Service, or any other taxing authority, regarding the tax consequences of participating in the Plan. Additionally, the actual federal, state, local and foreign tax consequences to you may vary, depending upon your particular circumstances. There also can be no guarantee that the foreign, state and local tax laws and regulations that might be applicable will apply in the same way (as to timing, affect, etc.) as the federal tax laws and regulations apply. You are urged to consult your own tax advisor as to the particular tax consequences to you from participating in the Plan, including the effect of federal, state, local and foreign tax laws and of changes in applicable laws and regulations.

Non-qualified Stock Options

In general, (1) no income will be recognized by a participant at the time a non-qualified stock option is granted, (2) at exercise, ordinary income will be recognized by the participant in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise, and (3) at sale, appreciation (or depreciation) after the date of exercise will be treated as a capital gain (or loss) depending on how long the shares have been held.
 Incentive Stock Options

No income generally will be recognized by a participant upon the Grant or exercise of an incentive stock option, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to alternative minimum tax. If shares of Common Stock are issued to the participant pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of those shares is made by that participant within two years after the date of grant or within one year after the transfer of those shares to the participant, then upon sale of those shares, any amount realized in excess of the option price will be taxed to the participant as a capital gain and any loss sustained will be a capital loss.

If shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the participant generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of those shares at the time of exercise (or, if less, the amount realized on the disposition of those shares if a sale or exchange) over the option price paid for those shares. Any further gain (or loss) realized by the participant generally will be taxed as long or short term capital gain (or loss), depending on the holding period.

Tax Consequences to the Company

To the extent that a participant recognizes ordinary income in the circumstances described above, the participant's employer or entity for which the participant performs services should be entitled to a corresponding deduction, provided, among other things, such income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation.

DOCUMENTS INCORPORATED BY REFERENCE

The documents the Company is incorporating by reference are:

•	The Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2010;

•	The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2011, April 30, 2011 and July 31, 2011;

•
The Company's Current Reports on Form 8-K filed with the Commission on January 5, 2011, January 18, 2011 February 4, 2011, February 22, 2011, March 4, 2011, March 11, 2011, March 21, 2011, April 25, 2011, May 27, 2011, August 25, 2011 and August 26, 2011;

•
The description of the Company's Common Stock contained in the Form 8-A Registration Statement filed with the Commission on June 18, 1993 under the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

•	All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of this offering.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

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